Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CuriosityStream Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	26,509,278	2.86	75,816,535.08	0.0000927	7,028.19
Fees Previously Paid

	Total Offering Amounts					75,816,535.08		7, 028.19
	Total Fees Previously Paid							—
	Total Fee Offsets							---

	Net Fee Due							$7,028.19

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Common Stock, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional common shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on April 1, 2022, a date within five business days prior to the filing of the registration statement to which this exhibit is attached.